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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549
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                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR (g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                          THE SHERWIN-WILLIAMS COMPANY
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             (Exact name of registrant as specified in its charter)

                 Ohio                                   34-0526850
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(State of incorporation or organization)      (IRS Employer Identification No.)

                101 Prospect Avenue, N.W., Cleveland, Ohio 44115
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               (Address of principal executive offices) (zip code)


If this form relates to the registration    If this form relates to the
of a class of debt securities and is        registration of a class of debt
effective upon filing pursuant to           securities and is  to  become
General Instruction A(c)(1) please          effective simultaneously with the
check the following box. [ ]                effectiveness of a concurrent
                                            registration statement under the
                                            Securities Act of 1933 pursuant
                                            to General Instruction A(c)(2)
                                            please check the following box.[ ]

Securities to be registered pursuant to Section 12(b) of the Act:

   Title of each class                   Name of each exchange on which
   to be so registered                   each class is to be registered
   -------------------                   ------------------------------

   Preferred Stock Purchase Rights       New York Stock Exchange, Inc.


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                 Title of class


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Item 1.           Description of Securities to be Registered.
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         On April 23, 1997, the Board of Directors of The Sherwin-Williams
Company, an Ohio corporation (the "Company"), authorized and declared a dividend distribution, payable on May 6, 1997, of one right (a "Right") to purchase one one-hundredth (1/100th) of a share of Cumulative Redeemable Serial Preferred Stock, without par value (the "Preferred Stock), of the Company, or in certain circumstances Common Stock, par value $1.00 per share, of the Company ("Common Stock"), for each share of Common Stock outstanding at the close of business on May 6, 1997 (the "Record Date"), or that become outstanding for any reason between the Record Date and the earlier of the Distribution Date (or thereafter in connection with certain convertible securities or employee stock options) or the Expiration Date (as such terms are defined in the Rights Agreement). The Rights will be issued pursuant to the terms of a Rights Agreement, dated as of April 23, 1997, between the Company and KeyBank National Association, as Rights Agent (the "Rights Agreement"). When exercisable, each Right entitles the registered holder to purchase one one-hundredth (1/100th) of a share of Preferred Stock, or in certain circumstances Common Stock, for one hundred ten dollars ($110.00), subject to adjustment. The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, a copy of which (including all exhibits thereto) is filed as Exhibit 1 hereto and incorporated herein by reference. A summary description of the Rights is attached as Exhibit B to the Rights Agreement. This summary of the Rights is intended only as a summary and is qualified in its entirety by reference to the Rights Agreement.


Item 2.           Exhibits.
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                  Exhibit
                  Number            Exhibit
                  ------            -------

                  1 Rights Agreement (including a Form of Right Certificate as Exhibit A thereto and a Summary of Rights to Purchase Preferred Shares as Exhibit B thereto).

                  2                 Press Release, dated April 23, 1997.

                  3 Form of Letter to Shareholders, dated May 9, 1997, including attached Summary of Rights to Purchase Preferred Shares.

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                                    SIGNATURE
                                    ---------

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                      THE SHERWIN-WILLIAMS COMPANY



April 24, 1997                        By:  /s/ L.E. Stellato
                                          ------------------------------------
                                          L.E. Stellato
                                          Vice President, General Counsel and
                                          Secretary




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                                INDEX TO EXHIBITS
                                -----------------

EXHIBIT NO.                EXHIBIT
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         1                 Rights Agreement (including a Form of Right
                           Certificate as Exhibit A thereto and a Summary of Rights to Purchase Preferred Shares as Exhibit B thereto).

         2                 Press Release, dated April 23, 1997.

         3 Form of Letter to Shareholders, dated May 9, 1997, including attached Summary of Rights to Purchase Preferred Shares.

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